Filed Pursuant to Rule 424(b)(3)

Registration No. 333-253980

Registration No. 333-256912

Registration No. 333-260300

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated November 4, 2021, and

to Prospectus dated November 8, 2021)

MEDMEN ENTERPRISES INC.

2,856,324,771 Class B Subordinate Voting Shares

309,925,534 Class B Subordinate Voting Shares

This prospectus supplement updates and supplements the information contained in (i) the prospectus dated November 4, 2021, (as may be supplemented or amended from time to time, the “November 4 Prospectus”) and (ii) the prospectus dated November 8, 2021 (as may be supplemented or amended from time to time, the “November 8 Prospectus” and, each, as applicable, the “Prospectus”). This prospectus supplement is being filed to update and supplement the Selling Shareholders table in the November 8 Prospectus with the information contained below. In addition, this prospectus supplement is being filed to update and supplement the information in the each Prospectus with the information contained in our Current Reports on Form 8-K as filed with the Securities and Exchange Commission on February 14, 2022, February 22, 2022, and March 4, 2022 (each of which is attached to and a part of this prospectus supplement), only to the extent that any information contained in those documents is deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

The November 4 Prospectus and this prospectus supplement relate to the offer and sale, from time to time, by the selling shareholders identified in the Prospectus, or their permitted transferees, of up to an aggregate of 2,856,324,771 Class B Subordinate Voting Shares (the “Subordinate Voting Shares”), which consists of (i) up to 1,960,722,256 Subordinate Voting Shares, including Subordinate Voting Shares issuable as payment-in-kind interest (assuming payment on the maturity date and at the current conversion rate), issuable to certain selling shareholders upon conversion of senior secured convertible notes outstanding under the Fourth Amended and Restated Securities Purchase Agreement dated August 17, 2021 (the “Convertible Facility”), (ii) up to 208,102,565 Subordinate Voting Shares issuable to certain selling shareholders upon exercise of warrants outstanding under the Convertible Facility, (iii) up to 427,083,306 Subordinate Voting Shares, consisting of 416,666,640 Subordinate Voting Shares issued to certain selling shareholders in connection with the Company’s private placement entered into on August 17, 2021 (the “August 2021 Private Placement”) and 10,416,666 Subordinate Voting Shares issued to certain selling shareholders as consideration for providing the Backstop Commitment in connection with the August 2021 Private Placement, (iv) up to 104,166,644 Subordinate Voting Shares issuable to certain selling shareholders upon exercise of warrants that were issued pursuant to the August 2021 Private Placement, and (v) Subordinate Voting Shares issuable upon exercise of a Short-Term Subscription Right entitling the holders to acquire either (a) an aggregate of 125,000,000 units at an exercise price of $0.24 per unit, with the units consisting of 125,000,000 Subordinate Voting Shares and share purchase warrants exercisable for 31,250,000 Subordinate Voting Shares at an exercise price of $0.288 per share, or (b) $30 million principal amount of notes at par, convertible into 125,000,000 Subordinate Voting Shares at a conversion price of $0.24 per share.

The November 8 Prospectus and this prospectus supplement relate to the offer and sale, from time to time, by the selling shareholders identified in the Prospectus, or their permitted transferees, of up to an aggregate of 309,925,534 Subordinate Voting Shares, which consists of 137,669,046 Subordinate Voting Shares and 172,256,488 Subordinate Voting Shares issuable upon exercise of warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Subordinate Voting Shares trade on the Canadian Exchange (“CSE”) under the symbol “MMEN”. The closing sales price of our Subordinate Voting Shares on the CSE on April 1, 2022 was C$0.19 per share. Our Subordinate Voting Shares also trade on the OTCQX under the symbol “MMNFF.” The last reported sales price of our Subordinate Voting Shares on the OTCQX on April 1, 2022 was $0.1534 per share.

We are an “emerging growth company”, as defined under the federal securities laws and, as such, we may continue to elect to comply with certain reduced public company reporting requirements in future reports. Certain implications of being an “emerging growth company” are described on page 3 of the Prospectus.

Investing in our Subordinate Voting Shares involves a high degree of risk. You should refer to the discussion of risk factors, beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 4, 2022.

SELLING SHAREHOLDERS

The following information is provided to update the selling shareholder table in the prospectus to reflect the transfer of 2,082,890 Subordinate Voting Shares by BWS Commercial, LLC to Blake Wilder Strategies, LLC.

This prospectus covers the resale by the selling shareholders identified below of an aggregate of 309,925,534 Subordinate Voting Shares. When we refer to the “selling shareholders” in this prospectus, we mean the persons listed in the table below, as well as their respective donees, pledges, assignees, transferees, or other successors in interest. The selling shareholders may offer and sell, from time to time, any or all of the Subordinate Voting Shares being offered for resale by this prospectus, which consists of 137,669,046 Subordinate Voting Shares, and 172,256,488 Subordinate Voting Shares issuable upon exercise of warrants. Registration of the Resale Shares does not mean that the selling shareholders will actually offer or sell any of these shares.

We cannot advise you as to whether the selling shareholder will in fact sell any or all of such securities. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. Because the selling shareholders may not sell or otherwise dispose of some or all of the securities covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the securities, we cannot estimate the number of securities that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the Subordinate Voting Shares beneficially owned by the selling shareholders that are covered by this prospectus will be sold.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The table below identifies the selling shareholders and provides other information regarding the beneficial ownership of the Subordinate Voting Shares by the selling shareholders. The first column lists the number of Subordinate Voting Shares and the percentage beneficially owned by the selling shareholder, based on ownership of our securities as of October 25, 2021. As of October 25, 2021, there were 1,198,081,875 Subordinate Voting Shares issued and outstanding. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.

	Prior to the Offering	Subordinate Voting
		Shares Being	After the Offering(1)
	Subordinate	Offered by	Subordinate Voting
	Voting	Selling	Shares
Name of Selling Shareholder	Shares	Shareholder	Shares	%
Blake Wilder Strategies, LLC (19)	2,082,890	2,082,890	--	-

(1)	Assumes shares outstanding following completion of this offering, based on (a) 1,198,081,875 Subordinate Voting Shares as of October 25, 2021 and (b) 172,256,488 Subordinate Voting Shares issued upon the exercise of warrants held by selling shareholders (including warrants exercisable for Redeemable Shares of MM CAN that can be redeemed and exchanged for Subordinate Voting Shares).

(19)	Shares offered by such selling shareholder were issued in December 2020 in connection with settlement of amounts due for consulting services. Blake Wilder Strategies, LLC is managed by REW Investments LLC and The Blake Whitney Thompson LLC, which are controlled by Robert White and Blake Thompson, respectively. The addresses for such shareholder is 262 4th Avenue N., St Petersburg, FL 37701.

UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2022

MEDMEN ENTERPRISES INC.

(Exact name of registrant as specified in its charter)

British Columbia	000-56199	98-1431779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10115 Jefferson Boulevard, Culver City, CA 90232

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code (424) 330-2082

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2022, MedMen Enterprises Inc. (the “Company”) received notification from Tracy McCourt, the Company’s Chief Revenue Officer, of her resignation effective March 4, 2022. Ms. McCourt’s decision to resign was not the result of any dispute or disagreements with the Company on any matter relating to the Company’s operation, policies (including accounting or financial policies) or practices.

Item 7.01	Regulation FD.

On February 11, 2022, the Company issued a press release, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and hereby furnished pursuant to this Item 7.01.

The information disclosed under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated February 11, 2022.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2022	MEDMEN ENTERPRISES INC

/s/ Reece Fulgham
	By:	Reece Fulgham
	Its:	Chief Financial Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 15, 2022

MEDMEN ENTERPRISES INC.

_____________________________________________________

(Exact name of registrant as specified in its charter)

British Columbia	000-56199	98-1431779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10115 Jefferson Boulevard, Culver City, CA 90232

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(424) 330-2082

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2022, MedMen Enterprises Inc. (the “Company”) appointed Ana Bowman as Chief Financial Officer effective February 22, 2022. Ana Bowman, 53, was Vice President, Financial Reporting and FP&A at Tilray Brands, Inc., (Nasdaq: TLRY), a global cannabis lifestyle and consumer packaged goods company, since April 2021, previously serving as Global Controller since April 2020. Prior to that, from September 2015 to April 2020, Ms. Bowman was Controller at Omeros Corporation, (Nasdaq: OMER), a biopharmaceutical company. Ms. Bowman received a BA in Business Administration, Accounting from the University of Washington. As compensation for Ms. Bowman’s services, she will receive an annual salary of $275,001 and will participate in the Company’s 2020 Employee Bonus Program (the “Program”) which, unless otherwise determined by the Compensation Committee (the “Committee”) of the Board of Directors, in its sole discretion, any performance bonuses granted under the Program shall be comprised of 80% restricted stock units (RSUs) and 20% stock options (herein referred to as the “Awards”) granted pursuant to the Company’s 2018 Stock and Incentive Plan. The value of the Awards granted under the Program will equal up to 100% of Ms. Bowman’s applicable salary and may be subject to change only upon approval by the Committee in its sole discretion. Additionally, in the event a change of control of the Company any unvested stock Awards outstanding on the date of the change of control will immediately vest. Furthermore, if during the 12-month period commencing on the date of the change of control, the Company terminates Ms. Bowman without cause or Ms. Bowman initiates a termination of employment by resigning for good reason (reduction in compensation or material change in duties and responsibilities), Ms. Bowman shall receive six (6) months of her base salary at the time of employment termination.

Other than as described herein, there are no arrangements or understandings between Ms. Bowman and any other person pursuant to which she was appointed to serve as Chief Financial Officer and Ms. Bowman does not have a direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Ms. Bowman and any director or executive officer of the Company.

On February 15, 2022, Reece Fulgham gave notice of his resignation as interim Chief Financial Officer effective February 22, 2022. Mr. Fulgham’s resignation was not the result of any disagreements with the Company on any matters relating to its operations, policies or practices.

Item 7.01 Regulation FD Disclosure.

On February 18, 2022, the Company issued a press release, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is hereby furnished pursuant to this Item 7.01.

The information disclosed under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

The Company filed on SEDAR a Notice of Meeting and Record Date that its annual and special meeting of shareholders will occur on April 20, 2022 (the “Annual Meeting”) with a record date of March 4, 2022. The Company anticipates that it will furnish proxy materials to its shareholders in connection with the Annual Meeting beginning on or about March 21, 2022. The time and location of the Annual Meeting will be as set forth in the Company’s definitive proxy statement for the Annual Meeting. Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual meeting pursuant to Rule 14a-8 must be received by the Corporate Secretary at MedMen Enterprises Inc., 10115 Jefferson Boulevard Culver City, California 90232, a reasonable time before the Company begins to print and send out proxy materials for such 2022 annual meeting. The Company has determined March 4, 2022 to be a reasonable time before it expects to begin to print and distribute its proxy materials prior to the 2022 annual meeting. The March 4, 2022 deadline also will apply in determining whether notice of a shareholder proposal is timely for purposes of exercising discretionary voting authority with respect to proxies under Rule 14a-4(c) of the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Offer Letter to Ana Bowman executed February 16, 2022
99.1	Press Release dated February 18, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2022	MEDMEN ENTERPRISES INC.

/s/ Michael Serruya
By: Michael Serruya
Its: Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 28, 2022

MEDMEN ENTERPRISES INC.

_____________________________________________________

(Exact name of registrant as specified in its charter)

British Columbia	000-56199	98-1431779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10115 Jefferson Boulevard, Culver City, CA 90232

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(424) 330-2082

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 28, 2022, MME Florida LLC and its parent, MM Enterprises USA, Inc., a wholly-owned subsidiary of MedMen Enterprises Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with Green Sentry Holdings, LLC, (“Buyer”) for the sale of substantially all of the Company’s Florida-based assets, including its license, dispensaries, inventory and cultivation operations, and assumption of certain liabilities, for $83.0 million. In connection with the sale transaction, the Company will license the tradename “MedMen” to Buyer for use in Florida for a period of two years, subject to termination rights.

The Agreement may be terminated, by the mutual written consent of the parties, a material breach by a party, if the Agreement is illegal or prohibited by law, or if any of the conditions have not been satisfied by July 31, 2022. The closing of the transaction is subject to the receipt of all required contractual consents and governmental approvals, including the requisite change of ownership approval from the Florida Office of Medical Marijuana Use.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit when filed.

Item 7.01	Regulation FD Disclosure.

On February 28, 2022, the Company issued a press release regarding the Agreement. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is hereby furnished pursuant to this Item 7.01.

The information disclosed under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Exhibit
99.1	Press Release dated February 28, 2022

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2022	MEDMEN ENTERPRISES INC

/s/ Ana Bowman
	By:	Ana Bowman
	Its:	Chief Financial Officer

2